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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2003

Caremark Rx, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-14200
(Commission File Number)

63-1151076
(IRS Employer Identification Number)

3000 Galleria Tower, Suite 1000; Birmingham, Alabama 35244
(Address of principal executive offices)

Registrant's telephone number, including area code: (205) 733-8996

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

        In connection with the filing of the Registration Statement on Form S-4 (the "Registration Statement") of Caremark Rx, Inc. ("Caremark"), this Current Report on Form 8-K is being filed with the Securities and Exchange Commission (the "SEC") to comply with Regulation G and Item 10(e) of the rules and regulations of the SEC. The Registration Statement incorporates by reference the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 of Caremark, which contained certain non-GAAP financial measures. Specifically, the table below sets forth the reconciliation of EBITDA (earnings before interest, taxes, depreciation and amortization).

  Reconciliation of Non-GAAP Financial Measure with Most Directly
  Comparable GAAP Measure.

        EBITDA can be reconciled to net cash provided by continuing operations, which Caremark believes to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Years Ended December 31,
	2002	2001	2000
Operating income	$380,602	$270,126	$210,226
Depreciation and amortization	29,928	26,909	25,354

EBITDA	410,530	297,035	235,580
Cash interest payments, net of interest income	(43,367)	(63,648)	(100,481)
Cash tax payments, net of refunds	(7,118)	(3,900)	(5,239)
Other non-cash expenses	1,063	—	—
Other changes in net operating assets and liabilities, net of acquisitions and disposals of businesses	47,323	55,907	91,515

Net cash provided by continuing operations	$408,431	$285,394	$221,375

  Reasons for Use of Non-GAAP Financial Measure.

        Caremark believes that EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate a company's overall operating performance, its ability to incur and service debt and its capacity for making capital expenditures. Caremark uses EBITDA, in addition to operating income and cash flows from operating activities, to assess its performance and believes that it is important for investors to be able to evaluate Caremark using the same measures used by its management.

        EBITDA does not represent funds available for Caremark's discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. The items excluded from EBITDA are significant components of Caremark's statement of income and must be considered in performing a comprehensive assessment of Caremark's overall financial performance. EBITDA and the associated year-to-year trends should not be considered in isolation. Caremark's calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2003

CAREMARK RX, INC.
By:
/s/ HOWARD A. MCLURE Howard A. McLure Executive Vice President and Chief Financial Officer

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